Exhibit 99.(d)(17)

SUB-ADVISORY AGREEMENT

Touchstone Sands Capital Emerging Markets Growth Fund

a series of

Touchstone Strategic Trust

This Sub-Advisory Agreement (this “Agreement”) is made as of April 23, 2014, between Touchstone Advisors, Inc. (the “Advisor”) and Sands Capital Management, LLC (the “Sub-Advisor”).

WHEREAS, Touchstone Strategic Trust (the “Trust”) is a Massachusetts business trust organized pursuant to an Agreement and Declaration of Trust dated May 19, 1993, as amended, and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Touchstone Sands Capital Emerging Markets Growth Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Advisor is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has been retained by the Trust to provide investment advisory services with respect to certain assets of the Fund under the Investment Advisory Agreement between the Trust and the Advisor attached as Exhibit A (the “Advisory Agreement”);

WHEREAS, the Sub-Advisor is an investment adviser registered under the Advisers Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish it with the Services (as defined below) in connection with the Advisor’s investment advisory activities on behalf of the Fund, and the Sub-Advisor desires to furnish the Services to the Advisor subject to the terms and conditions in this Agreement.

NOW THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

1.                                      Appointment of the Sub-Advisor.

a.                                      The Advisor hereby appoints the Sub-Advisor to perform the Services with respect to the assets of the Fund allocated by the Advisor to the Sub-Advisor from time to time in accordance with this Agreement (such assets, together with any current income and capital gains derived therefrom, the “Fund Assets”), in conformity with the Fund’s prospectus and statement of additional information, as amended, in each case as furnished to the Sub-Advisor under Section 2(q) (collectively, the “Disclosure Documents) and the investment guidelines and policies, if any, as agreed to by the parties from time to time (collectively with the Disclosure Documents, the “Investment Guidelines”), and subject to the control and direction of the Advisor and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement.  The Sub-Advisor accepts such appointment with respect to the Fund Assets

(and not with respect to any other assets of the Trust) on and subject to the terms of this Agreement and agrees during such period to render the Services and to perform the duties called for by this Agreement for the compensation provided in Section 3.

b.                                      Promptly following the initial funding of the segregated custodial account established to maintain the assets of the Fund (the “Account”), the Advisor shall specify (or cause the Fund’s agent to specify) to the Sub-Advisor in writing the assets initially comprising the Fund Assets and information regarding the Account.  The Advisor may from time to time, upon prior written notice to the Sub-Advisor, cause Fund Assets to be contributed to or withdrawn from the Account.  Notices with respect to the initial funding of, and any contribution to and withdrawal from, the Account shall be furnished to the Sub-Advisor at the following email addresses: recon@sandscap.com and clientservice@sandscap.com, or such other email address(es) communicated to the Advisor in writing by the Sub-Advisor from time to time.  The initial funding of the Account and any subsequent contribution thereto shall be made only in cash unless otherwise agreed in writing by the Sub-Advisor; provided that for reasonable requests the Sub-Advisor does not withhold consent. As investment advisers to the Fund, each Advisor is required to maintain registration as an investment adviser under the Advisers Act. If the registration of the Advisor or the Sub-Advisor under the Advisers Act ceases, such party shall notify the other at least 90 days prior to such cessation.

c.                                       For purposes of this Agreement, the Sub-Advisor shall be deemed an independent contractor and shall, except as expressly provided or authorized by written agreement with the Advisor, Fund, or Trust, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

2.                                      Services and Duties.  The Sub-Advisor will provide to the Advisor the services set forth in Sections 2(a), (b), and (j) (collectively, the “Services”) and undertake the duties applicable to the Sub-Advisor in this Section 2:

a.                                      The Sub-Advisor will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the Investment Guidelines and any written directions that the Advisor, the Board, or any Authorized Person (as defined below) may give to the Sub-Advisor in accordance with this Agreement; provided, however, the Sub-Advisor shall not be obligated to follow any direction that it reasonably believes may violate applicable law or regulation.  In furtherance of this Section 2(a), the Sub-Advisor will make all determinations with respect to the investment and reinvestment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable in the Sub-Advisor’s discretion to implement the same.  Subject to Sections 2(c) and 2(d), the Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund’s portfolio securities will be exercised; provided, that the Fund’s custodian (the “Custodian”) furnishes to the Sub-Advisor in a timely manner all materials necessary for the Sub-Advisor to make such determinations.

b.                                      As reasonably requested by the Advisor, the Sub-Advisor will render regular reports regarding transactions in the Fund Assets to the Board and to the Advisor (or such other service providers as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor).  Such reports shall be made in such form as the Trust or the Advisor shall reasonably request; provided, however, that in the absence of extraordinary circumstances, an individual primarily responsible for management of Fund Assets for the Sub-Advisor will not be required to attend in-person more than one meeting per year with the Board.

c.                                       The Sub-Advisor may utilize the services of one or more third-party service providers to research and vote proxies on its behalf and on behalf of the Fund.

d.                                      The Sub-Advisor shall not have custody of any of the Fund Assets and is not authorized to provide, nor shall be responsible for providing, the Fund or the Advisor with legal or tax advice or to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Advisor shall promptly forward any notices it receives relating to class action claims involving securities presently or formerly comprising Fund Assets to the Custodian or other duly designated Fund agent.  The Sub-Advisor shall not be obligated to assist the Advisor, Custodian, or other duly designated Fund agent in evaluating any legal proceeding or potential legal proceeding, including securities class action claims.  The Advisor acknowledges that it or another duly designated Fund agent will be responsible for evaluating and making all decisions for the Trust regarding legal proceedings and potential legal proceedings, including class action claims, involving securities presently or formerly comprising Fund Assets.  The Advisor shall instruct the Custodian to: (i) act, within the limits of the Sub-Advisor’s authority under this Agreement, in accordance with instructions from the Sub-Advisor, and (ii) provide the Sub-Advisor with such periodic reports concerning the status of the Account and the Fund Assets as the Sub-Advisor may reasonably request from time to time.  The Advisor shall promptly notify the Sub-Advisor in writing of the termination or replacement of the Custodian or the appointment of any additional Custodian. The Advisor agrees to promptly notify the Sub-Advisor if there is a change in or appointment of a Custodian.  The Sub-Advisor shall have no responsibility for the collection of dividends and interest on securities or other assets, or for paying any fees or charges of the Custodian, and shall not be liable for any act or omission of the Custodian or the Custodian’s affiliates.

e.                                       The Sub-Advisor may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect to the Fund Assets with similar orders being made simultaneously for other vehicles or accounts managed by the Sub-Advisor or its affiliates, if the Sub-Advisor in good faith determines that such aggregation shall result in terms no less advantageous to the Fund than to any other participant.  In the event that a purchase or sale of the Fund Assets occurs as part of any aggregate sale or purchase order, an objective of the Sub-Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other relevant vehicles and accounts in a fair and equitable manner.

f.                                        Whenever the Fund and one or more other investment advisory clients of the Sub-Advisor have available funds for investment and substantially similar investment strategies, guidelines, and policies; investments satisfying such strategies, guidelines, and policies will be allocated in a manner consistent with applicable law.  It is possible that due to differing investment objectives or for other reasons, the Sub-Advisor and its affiliates may purchase or recommend purchasing securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund.

g.                                       The Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Investment Guidelines, (b) the Sub-Advisor determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board has approved these types of transactions.

h.                                      The Sub-Advisor shall upon request reasonably assist the Advisor and any Fund pricing agent in the determination of the fair value of any Fund holdings for which market quotations are not readily available.  Notwithstanding the foregoing, the Sub-Advisor (i) is not responsible for making determinations regarding the valuations of Fund holdings and (ii) is not an official pricing source, and shall not be liable for any valuation determinations (including any calculation of the Fund’s net asset value).

i.                                          Regulatory Compliance.

(i)                                     In performing the Services, the Sub-Advisor will comply in all material respects with relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act), the Investment Guidelines, and any directions of the Advisor or its Authorized Persons given in accordance with this Agreement.  In performing its obligations with respect to the Fund, including any obligations under this Agreement, the Advisor shall comply in all material respects with all applicable federal, state and non-U.S. laws and regulations, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment adviser providing services to registered open-end investment companies including Rule 206(4)-7 under the Advisers Act (collectively, “Applicable Law”).  The Advisor shall update the Investment Guidelines (and provide the Sub-Advisor prior written notice of the substance of such updates) to include guidelines reasonably designed to ensure the Sub-Advisor’s activities under this Agreement satisfy any obligations under relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act) other than the Advisers Act.

(ii)                                  The Sub-Advisor acknowledges the intention of the Advisor to cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.  The Advisor shall revise the Investment Guidelines from time to time to include guidelines reasonably designed to ensure compliance with such requirements.

(iii)                               The Sub-Advisor will reasonably cooperate with the Trust’s Chief Compliance Officers in the execution of his or her responsibilities to monitor the Sub-Advisor as a service provider with respect to the Fund pursuant to Rule 38a-1 under the 1940 Act.

(iv)                              Subject to the Advisor’s supervision, the Sub-Advisor will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to securities comprising Fund Assets.

(v)                                 The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). Prior to the effective date of this Agreement and upon any subsequent request by the Advisor or Board, the Sub-Advisor shall provide the Fund with (i) a copy of the Sub-Advisor’s Code of Ethics, then in effect, and (ii) a certification that it has adopted procedures reasonably necessary to prevent its Access Persons (as defined under Rule 17j-1(c) under the 1940 Act) from engaging in any conduct prohibited by the Sub-Advisor’s Code of Ethics. No less frequently than annually, the Sub-Advisor shall furnish to the Fund and the Advisor a written report, which complies with the requirements of Rule 17j-1(c)(2)(ii) under the 1940 Act, concerning the Sub-Advisor’s Code of Ethics. The Sub-Advisor shall promptly respond to any requests for information from the Advisor as to violations of the Sub-Advisor’s Code of Ethics by Access Persons and the Sub-Advisor’s response to such violations.  The Sub-Advisor shall promptly notify the Advisor of any material violation of the Sub-Advisor’s Code of Ethics, whether or not such violation relates to a security held by the Fund.

(vi)                              The Sub-Advisor shall notify the Trust’s Chief Compliance Officer and the Advisor promptly upon detection of (i) any material failure to manage the Fund Assets in accordance with the Investment Guidelines or any relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act); (ii) any material breach of the Fund’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Sub-Advisor in writing); or (iii) any material breach of any directions issued to the Sub-Advisor in accordance with Section 2(a).  In addition, the Sub-Advisor shall upon request furnish certifications on a quarterly basis regarding its compliance with the Investment Guidelines and relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act), in each case in connection with performing the Services. The Sub-Advisor acknowledges and agrees that the Advisor may, in its sole discretion, provide such quarterly compliance certifications to the Board.  The Sub-Advisor agrees to promptly correct any failure to comply identified by the Board . The Sub-Advisor shall also provide the officers of the Trust with supporting certifications, to the extent applicable, regarding the Services in connection with certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.  Each party to this Agreement will promptly notify the other in the event (i) the party is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Fund (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the party with the federal or state securities laws in connection with the Services provided to the Fund or (ii) an “assignment” (as defined in the 1940 Act) has occurred.

(vii)                           The Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Sub-Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, Custodian, or transfer agent appointed by the Fund), and relating to its responsibilities under this Agreement. The Sub-Advisor shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”).  The Fund Books and Records shall be reasonably available to the Advisor and the Board, which shall be delivered upon request to the Trust, at the Advisor’s expense, upon the termination of this Agreement and shall be reasonably available for telecopying during any day the Sub-Advisor is open for business.  The Sub-Advisor may retain a copy of the Fund Books and Records for its own recordkeeping purposes.

j.                                         The Sub-Advisor shall provide the following support to the Advisor with respect to the marketing of the Fund:  (i) permission to use the Sub-Advisor’s name as provided in Section 7 of this Agreement; (ii) permission to use the past performance and investment history of the Sub-Advisor with respect to a composite of funds managed by the Sub-Advisor that are comparable, in investment objective and composition, to the Fund to the extent and in the manner agreed in writing by the Sub-Advisor; provided that the Sub-Advisor shall not be liable to any person for the Advisor’s use of such information in violation of Applicable Law; (iii) reasonable access to the individual(s) responsible for day-to-day investment management of the Fund for marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor; and (iv) permission to use biographical and historical data of the Sub-Advisor and individual portfolio manager(s) involved in the Fund that has been furnished in writing by the Sub-Advisor to the Advisor for this express purpose.

k.                                      The Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies set forth in Exhibit B, if any, and the Disclosure Documents, which may be revised by the Fund or the Advisor from time to time upon prior written notice to the Sub-Advisor.  When placing orders with brokers and dealers, the Sub-Advisor shall seek to obtain the best overall execution available for the Fund and the other accounts and vehicles to which the Sub-Advisor or its affiliates perform investment advisory services, and in placing such orders the Sub-Advisor may consider all factors that it reasonably deems relevant, including the overall direct net economic result to the Fund and such other accounts and vehicles both for the specific transaction and on a continuing basis; price; the financial strength and stability of the broker or dealer; the efficiency with which the transaction will be effected; the ability to effect the transaction at all where a large block is involved; the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future; and the brokerage and research services (within the meaning of Section 28(e) of the 1934 Act provided to the Fund, the Sub-Advisor and such other accounts and vehicles. The Sub-Advisor is specifically authorized, to the extent authorized by law (including Section 28(e) of the 1934 Act), to pay a broker or dealer who provides research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction.  This excess payment (often referred to as “soft dollar” payments) in recognition of such additional research services rendered by the broker or dealer shall only be made if the Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Advisor’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services.  The Sub-Advisor will present a written report to the Board, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.  The Sub-Advisor shall not be liable to any person for any acts or omissions of any broker or dealer (or any of their affiliates) with respect to the Account or the Fund Assets.

l.                                          The Sub-Advisor shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the Services.  Furthermore, the Sub-Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

m.                                  Reserved.

n.                                      The Sub-Advisor shall not be responsible for any expenses associated with the Fund or the Advisor except the Sub-Advisor’s own expenses of providing the Services to the Fund pursuant to this Agreement. For the avoidance of doubt, the Trust shall be responsible for payment of brokerage commissions, transfer fees, registration costs, taxes and other similar costs, and transaction-related expenses and fees arising out of transactions in the Account, and the Advisor hereby authorizes the Sub-Advisor to incur such expenses for the Fund.

o.                                      The Advisor and Sub-Advisor acknowledge and agree that the Sub-Advisor shall be required to provide only the Services, and shall have no responsibility to provide any other services to the Advisor or the Fund except as required by law.  The Advisor, subject to the Board’s oversight, shall remain responsible for the Fund’s overall compliance with Applicable Law. The Sub-Advisor, subject to oversight by the Advisor, shall be responsible for its overall compliance with relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act) in connection with its performance of the Services.

p.                                      The Advisor agrees to provide the Sub-Advisor with such assistance as may be reasonably requested by the Sub-Advisor in connection with its activities under this Agreement, including information concerning the Fund; its cash available, or to become available, for investment; and generally as to the conditions of the Fund or its affairs.  The Advisor shall, and shall cause the Trust to, promptly provide to the Sub-Advisor all information requested by the Sub-Advisor in order to comply with relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act) and to assist in the performance of the Sub-Advisor’s obligations under this Agreement.

q.                                      The Advisor will provide the Sub-Advisor with advance written notice of, and the opportunity to comment on, any change in the Investment Guidelines or in any procedures and policies adopted by the Board or the Advisor that may affect the Sub-Advisor’s provision of the Services or its obligations under this Agreement.  The Sub-Advisor shall, in the performance of its duties and obligations under this Agreement, manage the Fund Assets in compliance with any changes made to the Investment Guidelines following reasonable written notice of the effectiveness of such changes from the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of any amendments or supplements to the Disclosure Documents. The Advisor acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

r.                                         The Advisor acknowledges and agrees that the Sub-Advisor does not guarantee the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor’s overall management of the Fund Assets.  The Advisor acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Sub-Advisor are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Fund.  Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values.  These risks will be disclosed in the Fund’s Disclosure Documents.

3.                                      The Sub-Advisor’s Authority.

a.                                      In performing the Services and its other obligations under this Agreement, the Sub-Advisor’s authority and discretion shall include, subject to the other provisions of this Agreement, the authority and discretion to:  (i) purchase, sell, and generally deal in or exchange Fund Assets for the Account; (ii) exercise whatever powers the Fund or the Advisor may possess with respect to any Fund Assets, including the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer; (iii) on behalf of each of the Fund, as agent and attorney-in-fact, (A) open account(s) with and to issue to brokers, dealers, introducing brokers and banks, or any affiliate of any of the foregoing, instructions to purchase, sell or otherwise trade in or deal with, any security or other Fund Assets in the Account for the account and at risk of, and in the name of, the Fund; and (B) negotiate and execute agreements, indemnities, and representations letters for all purposes the Sub-Advisor determines are necessary or desirable in connection with the Services, provided that an officer of the Fund execute any such agreement, indemnity, or representation letter to which the Fund is a named party; and (iv) instruct the Custodian with respect to the Fund Assets, including to: (A) accept or make delivery of any securities and other assets acquired, converted, exchanged, redeemed, or disposed of for the Account and pay cash for any such securities and other assets, and (B) deliver any securities and other assets sold, exchanged, or otherwise disposed of in the Account; and (C) generally perform any other act deemed necessary or desirable by the Sub-Advisor to assist it in carrying out the Services.

b.                                      In exercising its authority under this Agreement, the Sub-Advisor shall have no obligation to consult with or obtain the consent of any person, including the Advisor or the Board, except as expressly provided in this Agreement or under relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act).

4.                                      Compensation of the Sub-Advisor.

a.                                      As compensation for the Services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to X.XX% of the average of the daily net asset value of the Fund Assets without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor.  Such fee shall be computed and accrued daily.  If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 12a of this Agreement, the compensation to the Sub-Advisor shall be prorated.  For purposes of calculating the Sub-Advisor’s fee, the daily asset value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.

b.                                      The Sub-Advisor reserves the right to waive all or part of its fees.

5.                                      Ongoing Reporting of the Sub-Advisor.

a.                                      Financial Reporting. The Sub-Advisor will upon request report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2b of this Agreement): (i) any financial condition of the Sub-Advisor that is reasonably expected to have a material adverse effect on the Fund, (ii) information regarding any potential conflicts of interest between the Fund and the Sub-Advisor arising by reason of the Sub-Advisor’s continuing provision of advisory services to the Fund and to its other accounts (the disclosure of any immaterial conflicts in the Sub-Advisor’s Form ADV shall be deemed to satisfy the reporting obligation under this clause (ii); material conflicts must be immediately reported to the Advisor), and (iii) such other information reasonably requested by the Board, including the performance of the specific strategy used to manage the Fund Assets.  Upon request by the Advisor or the Board, the Sub-Advisor agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Advisor’s other clients.

i.                                          The Sub-Advisor will annually, or upon reasonable request by the Board, provide the Advisor with certain financial information. For purposes of this paragraph 4(a), “financial information” means a summary of the Sub-Advisor’s balance sheet and the independent auditor’s report, if any, issued in connection with the most recent audit of the Sub-Advisor’s financial statements.

ii.                                       The Sub-Advisor also agrees to notify the Advisor if any single client (other than all Touchstone Funds for whom the Sub-Advisor provides investment advisory services) accounts for 30% or more of the Sub-Advisor’s and its affiliate’s assets under management.

b.                                      Key Personnel Reporting. The Sub-Advisor agrees to promptly notify the Advisor upon becoming aware of any incapacity, resignation, or termination of key personnel. For purposes of this Section 5(b), “key personnel” comprise: (i) any portfolio manager of the Fund; and (ii) any chief executive officer, chief compliance officer, chief operating officer, chief investment officer, chief financial officer, chief administration officer, or any other principal or officer of similar title or position with the Sub-Advisor; and (iii) any member of its executive management committee.

6.                                      Representations of the Advisor.  The Advisor represents as applicable, to the Sub-Advisor that: (a) the Advisory Agreement has been duly executed and delivered by, and constitutes a legal obligation of, the Advisor and the Trust; (b) the Advisor has been duly appointed by the Board under the Advisory Agreement to provide investment services with respect to the Fund Assets as contemplated in the Advisory Agreement; (c) a true and complete copy of the Advisory Agreement is attached hereto as Exhibit A; (d) the Advisor has all necessary power and authority to execute, deliver, and perform this Agreement, and such execution, delivery, and performance will not (i) require any license, registration, consent or approval that has not been lawfully and validly obtained, and any such license, registration, consent or approval shall be maintained to the extent required during the term of this Agreement; or (ii) violate any Applicable Law, organizational document, policy, or agreement binding on the Advisor or the Trust or their property; (c) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part; (d) the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Advisor to procure the Sub-Advisor to enter into such transactions on the Trust’s and Fund’s behalf; (e) the Advisor’s decision to appoint the Sub-Advisor was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (f) the Advisor will deliver to the Sub-Advisor a true and complete copy of the Fund’s Disclosure Documents, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Sub-Advisor to carry out its obligations under this Agreement; and (g) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code; (h) no restrictions exist on the transfer, sale or other disposition of any Fund Assets and no option, lien, charge, security or encumbrance exists over any Fund Assets; (i) each Authorized Person is, and until otherwise notified to the Sub-Advisor in writing shall be, authorized to give instructions, approvals and notices on behalf of the Advisor and the Trust; and (j) the Advisor shall promptly notify the Sub-Advisor in writing in the event that any of the representations or warranties contained in this Section 6 is no longer true and accurate.

7.                                      Use of Names.

a.                                      Neither the Advisor nor the Trust shall use the name of the Sub-Advisor in any prospectus, sales literature, or other material relating to the Advisor or the Trust in any manner not approved in advance by the Sub-Advisor in writing; provided, however, that the Sub-Advisor will approve all uses of its name which merely refer in accurate terms to its appointment as sub-advisor with respect to the Fund or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

b.                                      The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Advisor as the Fund’s Sub-Advisor under this Agreement or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.  The Sub-Advisor shall be the owner of all performance data it generates in connection with the Fund (the “Sub-Advisor’s Performance History”) for its track record, provided that the Fund is not specifically identified by name without approval in writing by the Advisor. For clarification, the Sub-Advisor’s Performance History may be separate from the Fund’s performance history to the extent that the Sub-Advisor either ceases to be the sole sub-adviser to the Fund or ceases to sub-advise any Fund Assets.

c.                                       Upon termination of this Agreement in accordance with Section 12, the Advisor shall cease using any references to the Sub-Advisor in Fund and Advisor documents unless such reference is required by law.  Similarly, the Sub-Advisor shall cease using any references to the Advisor or Fund in any documents unless such reference is required by law. For purposes of this paragraph, documents include marketing materials, regulatory filings, and performance reporting.

8.                                      Liability; Indemnification.

a.                                      To the fullest extent permitted by relevant law, the Sub-Advisor and its affiliates and their respective members, partners, officers, employees, and controlling persons (collectively, “Sub-Advisor Covered Persons”) shall not be liable to any person (including the Account, the Fund, the Trust, the Board, or the Advisor or any of their respective affiliates, members, partners, officers, employees, or controlling persons (each a “Covered Person”)) for any expenses, losses, damages, liabilities, demands, charges, and claims of any kind or nature whatsoever (including any reasonable attorneys’ fees, expenses, and costs; and expenses relating to investigating or defending any demands, charges, and claims) (collectively “Losses”) arising from or relating to any act performed or omission made by any person in connection with the Agreement (including in connection with making any investment decisions), except to the extent that such Losses have been determined by a court of competent jurisdiction in a final judgment on the merits to be the direct result of and primarily attributable to an act or omission of the Sub-Advisor during the term of this Agreement that constitutes (i) the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under this Agreement, or a material violation by the Sub-Advisor of the Investment Guidelines or relevant Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act) (collectively, “Culpable Conduct”).  Without limiting the generality of the foregoing, no Sub-Advisor Covered Person shall be liable for any indirect, special, incidental, consequential damages, or other similar Losses (regardless of whether such Losses were reasonably foreseeable) (collectively, “Special Damages”).

b.                                      The Sub-Advisor shall indemnify and hold harmless each Covered Person against any and all direct Losses (other than Special Damages) incurred by a Covered Person that have been determined by a court of competent jurisdiction in a final judgment on the merits to be the direct result of and primarily attributable to an act or omission of the Sub-Advisor that constitutes Culpable Conduct.

c.                                       The Advisor and the Trust shall jointly and severally indemnify and hold harmless each Sub-Advisor Covered Person against any and all direct Losses (other than Special Damages) incurred by a Sub-Advisor Covered Person that have been determined by a court of competent jurisdiction in a final judgment on the merits to be the direct result of and primarily attributable to an act or omission of the Advisor, the Trust, or the Board that constitutes (i) a material violation of any Applicable Law or any policy of the Board; or (ii) the Advisor’s or the Trust’s (including the Board’s) willful misfeasance, bad faith, gross negligence, or  reckless disregard of its obligations and duties under this Agreement.

9.                                      Limitation of Trust’s Liability.  The Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Sub-Advisor agrees that (i) the Trust’s obligations to the Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund in their capacities as shareholders of the Fund, other than the Advisor.

10.                               Force Majeure.  The Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply.  In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take all reasonable steps to minimize service interruptions.

11.                               Confidentiality.

a.                                      Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”).  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a commercially reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except:  (a) to its employees, directors, officers, advisors, agents, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide (to the extent legally permissible) the disclosing party with written notice and shall comply with any protective order or equivalent; (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall seek to obtain a confidentiality undertaking from the regulatory agency where possible; or (d) in the case of the Sub-Advisor, to the extent necessary or desirable in connection with performing the Services and its other obligations under this Agreement, including to brokers and dealers, whether executing or clearing.

b.                                      Further, the Advisor expressly acknowledges and agrees that: (i) Confidential Information and advice furnished by the Sub-Advisor hereunder (including information regarding the Sub-Advisor’s expertise, investment strategies, trading activities, or financial affairs) have been developed by the Sub-Advisor through the application of proprietary methods and standards of judgment and through the expenditure of considerable work, time, and money and is the exclusive and proprietary intellectual property of the Sub-Advisor, and as such, shall be deemed Confidential Information; and (ii) in additional to any other restrictions set forth herein shall not be used by any person other than the Sub-Advisor as the basis for effecting transactions in any account or vehicle.

c.                                       Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) is or becomes available to the recipient party or its representatives from a source other than the other party to this Agreement or the Trust, which source, to the knowledge of the recipient party or its representatives, does not have an obligation of confidentiality to the other party or the Trust with respect to such information; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information; or (e) was already in the receiving party’s possession or the possession of its representatives prior to receiving such information from the other party or the Trust, and was not subject to any other confidentiality provisions.  Each party’s obligations under this clause shall survive the expiration or termination of this Agreement.

d.                                      Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

e.                                       The Advisor shall ensure that each person receiving reports under Section 2(b) agrees to maintain the confidentiality of such reports and not to use such reports for any purpose other than in connection with their services with respect to the Fund.  The Advisor shall be liable for the failure of any report recipient to comply with the provisions of Section 2(b).

12.                               Renewal, Termination and Amendment.

a.                                      This Agreement shall continue in effect, unless sooner terminated under this Agreement, through April 22, 2016; and it shall thereafter continue for successive annual terms; provided that such continuance is specifically approved by the parties and, provided, further, that, at least annually (i) the holders of a majority of the outstanding voting securities of the Fund have approved the continuance or (ii) a majority of the Board, including the vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of either the Advisor or the Sub-Advisor, have approved the continuance in person at a meeting called for the purpose of voting on such approval.

b.                                      This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than 60-days nor less than 30-days prior written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Advisor; (ii) by the Sub-Advisor upon not less than 60-days prior written notice delivered or mailed by registered mail, postage prepaid, to the Advisor; or (iii) by the Trust, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically in the event of its assignment.

c.                                       Any trades entered but not settled as of the date of termination of this Agreement shall be honored by the parties.

d.                                      This Agreement may be amended at any time by the parties, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

e.                                       The terms “assignment,” “interested persons,” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

13.                               Severability.  If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

14.                               Notice.

a.                                      Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) or facsimile transmission, with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail.  Until further notice to the other party, it is agreed that the addresses of the Trust and the Advisor for this purpose shall be 303 Broadway, Suite 1100, Cincinnati, Ohio 45202 and that the address of the Sub-Advisor shall be 1101 Wilson Boulevard, Suite 2300, Arlington, Virginia 22209.

b.                                      All instructions, approvals, and notices given under this Agreement by the Advisor shall be in writing signed by one or more of those persons designated as representatives of the Advisor whose names, titles, and specimen signatures appear in Exhibit C, as may be amended from time to time (the “Authorized Persons”).  The Advisor may revise the list of Authorized Persons from time to time by furnishing the Sub-Advisor a revised list, which has been certified by the Advisor.  The Sub-Advisor shall be authorized to rely, and shall incur no liability for relying, upon the instructions, approvals, and notices given by, and the documents signed by, any person the Sub-Advisor reasonably believes is an Authorized Person.  The Sub-Advisor shall have no duty to make any investigation or inquiry as to any statement contained in any writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.  Instructions given by an Authorized Person hereunder shall be effective only upon actual receipt by the Sub-Advisor and shall be acknowledged by the Sub-Advisor through its actions hereunder or by communications to the Advisor or an Authorized Person.

15.                               Miscellaneous.  Each party to this Agreement shall perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.  The captions in this Agreement are included for convenience only and in no way define or delimit any of this Agreement’s provisions or otherwise affect their construction or effect.  When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.                               Entire Agreement.  All Exhibits are hereby incorporated into this Agreement.  This Agreement constitutes the sole and entire agreement of the parties with respect to this Agreement’s subject matter.

17.                               Customer Notification.  By executing this Agreement, the Advisor acknowledges that as required by the Advisers Act the Sub-Advisor has supplied to the Advisor and the Trust copies of the Sub-Advisor’s Form ADV Part 2A or equivalent disclosure document required by Rule 204-3 under the Advisers Act.  Otherwise, the Advisor’s rights under federal law allow termination of this contract without penalty within five business days after entering into this contract.  U.S. law also requires the Sub-Advisor to obtain, verify, and record information that identifies each person or entity that opens an account.  The Sub-Advisor will ask for the Trust’s legal name, principal place of business address, and Taxpayer Identification or other identification number, and may ask for other identifying information.

Each party’s duly authorized officer(s) have signed and delivered this Agreement as of the date first above written.

TOUCHSTONE ADVISORS, INC.

BY:	/s/ Tim Paulin	BY:	Terrie Wiedenheft
Name:	Tim Paulin	Name:	Terrie Wiedenheft
Title:	Senior Vice President	Title:	Chief Financial Officer

SANDS CAPITAL MANAGEMENT, LLC

BY:	/s/ Robert Hancock
Name:	Robert Hancock
Title:	Chief Operating Officer

EXHIBIT A

(Advisory Agreement)

See attached Investment Advisory Agreement dated May 1, 2000 and Amended Schedule 1 dated April 23, 2014.

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EXHIBIT B

(Brokerage Policies)

Trading

The Sub-Adviser’s trading practices and allocation procedures must be fair and equitable.  The Sub-Adviser must adopt and maintain a clear written policy for the fair and equitable allocation of transactions (i.e., pro-rata allocation, rotational allocation, or other means) that is disclosed on its Form ADV Part 2.  Trade errors incurred in the Fund are to be reported to the Fund CCO promptly and must also be reported in conjunction with the quarterly compliance certification.

Best Execution

When selecting brokers or dealers to transact securities purchases or sales, it is the Sub-Adviser’s primary responsibility to obtain the best execution for the Fund.  This responsibility does not obligate the Sub-Adviser to solicit competitive bids for each transaction.  The Sub-Adviser is under no obligation to seek the lowest available commission cost to the Fund, so long as the Sub-Adviser determines that the broker or dealer is able to obtain the best execution on a particular transaction, and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage research services made available by the broker to the Sub-Adviser viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its clients, including the Fund, as to which the Sub-Adviser exercises investment discretion, notwithstanding that the Sub-Adviser may not be the direct or exclusive beneficiary of the services, or that another broker may be willing to charge the Sub-Adviser a lower commission on the transaction.

Directed Brokerage

The Sub-Advisor is encouraged, but not obligated, to use the commission recapture program. Should the Sub-Adviser use the commission recapture program, then it must provide a listing of trades each quarter that participated in the commission recapture program in conjunction with the quarterly certification.  When using the program, the Sub-Adviser should seek best execution, and not pay-up, for each trade that is utilized for participation in the commission recapture program.

Soft Dollars

The Sub-Adviser may from time to time use soft dollars in the course of its business as it relates to the Fund.  In conjunction with the quarterly compliance certification, the Sub-Adviser must complete a soft dollar report reflecting the broker, commission amount, services provided, and year-to-date soft dollar commission amounts for all transactions applicable to the Fund.  The Sub-Adviser must demonstrate that the Fund’s soft-dollar payments were properly allocated to the Fund’s account.

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EXHIBIT C

(Authorized Persons)

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